UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

SCHEDULE 14A

PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE

SECURITIES EXCHANGE ACT OF 1934

(Amendment No. )

Filed by the Registrant ☐	Filed by a party other than the Registrant ☒

Check the appropriate box:

☐	Preliminary Proxy Statement

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☐	Definitive Proxy Statement

☐	Definitive Additional Materials

☒	Soliciting Material under §240.14a-12

Warner Bros. Discovery, Inc.

(Name of Registrant as Specified In Its Charter)

Paramount Skydance Corporation

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check all boxes that apply):

☒	No fee required

☐	Fee paid previously with preliminary materials

☐	Fee computed on table in exhibit required by Item 25(b) per Exchange Act Rules 14a-6(i)(1) and 0-11

Filed by Paramount Skydance Corporation

Pursuant to Rule 14a-12 under the

Securities and Exchange Act of 1934, as amended

Subject Company: Warner Bros. Discovery, Inc.

Commission File No.: 001-34177

Date: February 10, 2026

The following is a transcript of an interview of Gerry Cardinale of RedBird Capital Partners on CNBC conducted on February 10, 2026.

CNBC Interview: Gerry Cardinale

10 February 2026

David Faber: I want to bring in now Gerry Cardinale. He’s the RedBird Capital’s partner, founder and CIO, and of course, importantly, a partner with Paramount in its continued bidding for Warner Bros. Discovery. Gerry, good to have you this morning. And let me just start over with the bidding itself. You have enhanced your offer. You’ve added this ticking fee. I just noticed some of the other key parts of it, but you did not increase the overall dollar value for what you’re offering Warner Bros. shareholders. Why not?

Gerry Cardinale: Well, look, what did we do today? All we did today is continue to reinforce and perfect our offer. This is our offer that we submitted back on December 4th, that the board still really hasn’t addressed from a value or certainty standpoint. You know, what we’ve done is we’ve perfected it by taking off the table all of the, what I call more clerical items, that they have been using to suggest that they’re not going to engage with us. So we made it very clear that, you know, we will fund the $2.8 billion breakup fee. If they terminate with Netflix, we will pay that immediately to Netflix. Take that off the table. That does not come out of what we’re paying to Warner Bros. shareholders in our $30 a share all cash offer. We will backstop the exchange offer that they need to execute by the end of the year, and if that fails, we will backstop paying the $1.5 billion fee that they owe to bondholders. So we’ve taken that off the table. They have a short term $15 billion bridge loan that needs –

David Faber: Jared, we seem to have lost Gerry’s audio. [AUDIO INTERRUPTION. BELLS RINGING.] Well, we got bells ringing. Maybe not a bad time to take a quick break here as they continue to ring the bell as we try to get Gerry back.

[….]

David Faber: All right, welcome back. We’re trying again here. Gerry Cardinale, of course, RedBird Capital Partners. Gerry, we heard many of the things you were raising in terms of your new enhanced bid, so to speak. So let me just follow up with a question, which is simply, what are you going to do if the board says no yet again, as they very well, very well may, to what you’ve done today.

Gerry Cardinale: Yeah. Look, what we’ve done today is given the board a clear pathway to engage with us. Under Delaware law they have a fiduciary responsibility to deliver the highest value and certainty to their shareholders and or engage in conversations that could lead to a superior offer. So we have done everything to make that very easy for them. If they don’t do that, we are in the position that we’re in right now, which is, you know, we’ve gone directly to shareholders and we’re making our case to shareholders. You know, our deal is highly aligned with delivering the best value and certainty. That has never changed. Thirty dollars a share, all cash, for one hundred percent of the company. You can’t fudge that. The thing that is very instructive here. We’ve taken all these other elements off the table in terms of the break fee, the exchange offer, the bridge loan. Uh, but what still exists is the debt mechanism in the Netflix deal related to the spin out of Discovery Global. Now that, if you remember the old days, David, you know, where you had these Pac-Man preferreds that would gobble up the equity in these deals.

David Faber: Yeah

Gerry Cardinale: Discovery Global is the Pac-Man to Warner Brothers shareholders’ equity here in the studio and streaming deal. They went all cash, twenty seven seventy five. But the reality is it’s not all cash, because you have to underwrite Discovery Global. Now what they’re suggesting is that they put seventeen billion dollars of debt on that. That is over four times leverage. Versant, which is the ideal comp, you can say, don’t look at Versant and everything else. It’s the obvious comp. It is right there for everybody. And it’s market tested. That debuted.

David Faber: I’m just, uh I get it but Gerry, they’re going to come back, I’m guessing here, with what the Warner Brothers board might say, and it’s possible they’ll say, the value of that spin is as much as two bucks a share, even with the debt load on it. And in part, they might say some of the parts, CNN worth so much more than a multiple of three and a half times six hundred million in EBITDA. TNT worth so much more than that. And so they can easily make an argument it’s worth, let’s call it, two bucks a share or more. And therefore it’s equivalent. And they say, sorry guys, we’re still not interested.

Gerry Cardinale: No, that’s not how the math works. Okay. They’ve already said in their most recent filing that, you know, they could see two billion dollars move over. So they’ve already acknowledged that it’s overleveraged. Right. And so, you know, so but, but it’s, but the point is this, David. They cannot certify to Warner Brothers shareholders what the value of their deal is. They cannot. It is wholly predicated on where SpinCo ultimately trades. And the capitalization of that SpinCo is what will determine that. You have a comp that simply suggests that it’s not going to trade at the levels that they’re suggesting. Whatever, whatever recapitalization happens at SpinCo adversely affects the cash that goes to Warner Brothers shareholders on studio and streaming.

David Faber: No, absolutely. And in fact, they did point out in the latest proxy, if you were to take all the debt off, it would, it would value the Netflix deal at twenty one twenty three. Now, I don’t believe in any way that that is going to happen, but I guess—

Gerry Cardinale: Let’s not even go there. If you just do it where Versant is, it drops it to twenty three twenty.

David Faber: Gerry, do you have to do, you have to keep bringing up where Versant is . I mean, it’s painful, man. You know, it’s the parent company. We’re trying, we’re trying, three and a half times is ridiculous. That’s okay. That’s another argument that they could say.

Gerry Cardinale: I think the punchline on that, in that whole discussion that you just referenced, is that it’s very hard for these kind of assets to trade independently, right. They should be part of a larger complex, which is why our deal for one hundred percent of the company is really going to deliver the most value and certainty.

David Faber: Umm, Gerry, I’m still not convinced you’re going to get the audience you believe you will. I don’t know, and we’ll have to wait and see what Warner Brothers board says. But I could certainly imagine a case where they still say, no thank you. March 12th now we know is a potential vote date, so it’s about a month away. What happens between now and then? Why not raise your offer? Or is this best and final? You bid seven times and you’re not going to bid any higher.

Gerry Cardinale: Look, it’s impossible to talk about best and final when it’s a soliloquy. We’re only talking, you know, they’re not, the board is not engaging with us. So we thank God there’s rule of law and democracy in our country. We’ve gone directly to Warner Brothers shareholders, and we will continue to make the case to Warner Brothers shareholders. The north star on this deal is none of this commentary. The north star on this deal is delivering value and certainty to Warner Brothers shareholders. Our deal has not changed. We’ve perfected it even further. You know their deal. You know, if they have, if they have an adverse regulatory process, every six months that that goes on is another dollar thirty a share of dilution for Warner Brother’s shareholders. Our ticking fee. We’ve got so much certainty and conviction around our regulatory trajectory that we’re going to go the opposite way. We’ll pay Warner Brothers shareholders if we don’t get, you know, that approval in an expedited time frame like we believe we will. So you know, it’s very clear that at the end of the day this is about Warner Brothers shareholders. And they will ultimately be the ones that make a decision on what delivers the best value.

David Faber: And by the way though, I can imagine a scenario under which if they don’t think they’re going to get the vote of their shareholders to approve the Netflix deal, they do go back to Netflix and say, you’re going to have to pay more, and Netflix does it. It’s hard to imagine in some ways that Netflix would have come this far, Gerry, and not be willing to go up another buck or two, I don’t know, and I wonder what you guys would do in that scenario.

Gerry Cardinale: Well, remember, under Delaware law, it’s not just the value and certainty now, but the conversations and engagement that could lead to a superior offer. So with everything that we have done, there is absolutely no reason for the Warner Brothers board not to engage with us, to determine and to satisfy their Revlon duties.

David Faber: Right. And so you indicate what that, I mean, does Larry Ellison actually have more money to put into this thing? By the way, I should point out, you, RedBird, and Ellison have gone up and your equity contribution as a result of the two point eight billion termination fee you’re making very clear you’re going to pay. So you’re at some forty three point six billion. Is there more money behind that or are you guys out?

Gerry Cardinale: You know, I keep saying, you know, these numbers get thrown around. And I always point out to people, even on my side, there’s a B there. They’re not an M, right. This is the largest private equity raise in history. And I think it speaks for itself. So, you know, I’m still waiting for anybody to come back and say that our offer is inferior from a value or certainty standpoint. I’m still waiting for that. That has never been raised. What’s been raised is taking a trust that’s been around, you know, since 1988 and making it irrevocable versus revocable. Asking for a personal guarantee from Larry. You know, all, you know, paying the breakup fee. We’ve done all of that. Okay. So there’s no more balls to hide. There’s no more things to hide behind. There’s no reason for the board not to engage with us, to determine whether, to determine indeed what we’re saying is true, that it’s superior.

David Faber: If they choose not to, which again seems to be certainly a possibility given their previous concerns, you go into a vote. Do you feel like you have what you need to actually win that vote? Which, by the way, I shouldn’t describe it that way. It’s really simply having Warner Brothers shareholders say no to Netflix. It doesn’t necessarily imply they’re going to come back to you even and say, okay, we’ll deal with you. But do you feel like you’re in a position to win that argument now?

Gerry Cardinale: Well, let me ask you this question. If you’re a Warner Brothers shareholder, what is the value of the Netflix deal? What’s the answer to that question? Is it twenty seven seventy five? Is it twenty one? Is it twenty three? There is a Pac-Man. There is a, there is a gobbling up of Warner Brothers –

David Faber: There is.

Gerry Cardinale: Shareholder equity here. That, that SpinCo.

David Faber: Understood. It’s an important, important point for you to be making. I’ve tried to make it because it’s somewhat complex. That said, the more debt you take off of Global Networks, the more you enhance its own value in the public markets. And I mean, you’re just taking from one side and putting to another, but it’s the value of the overall. So could I make the argument that it’s going to be worth more?

Gerry Cardinale: Yeah. But Warner Brothers, at the end of the day, Warner Brothers shareholders care about the cash to them. And under the Netflix deal, it’s just studio and streaming. It is a contained system. Right. But right now, you know, even in their own proxy filing, their DCF on this declining set of assets, independently traded, is seventy two cents. Okay. So, so somewhere in here, you remember when this whole thing started and people were saying it was five bucks a share. Then it went down to three bucks a share. Now it’s down. And now there’s a low end of seventy two cents. Right now, based on where Versant’s trading and based on the seventeen billion dollars of debt they have on it, there’s negative equity value.

David Faber: Yeah, it’s negative.

Gerry Cardinale: So if you’re a Warner Brothers shareholder, what is the value of the deal.

David Faber: It’s, it’s a good question. You continue to ask it. Finally, let me end though on antitrust. You guys have certified basically compliance, I think, with the second request. Is that so? The ten day clock or whatever it is is ticking now, conceivably, on U.S. regulatory. Correct?

Gerry Cardinale: Correct. It’s an important milestone. Yesterday, we certified compliance with the DOJ’s second request. That opens a ten day period for them to complete their diligence. And, you know, and once that’s satisfied, then you, you have the pathway towards ultimate approval. And so it’s a very important milestone. We’ve also, you know, received clearance from the foreign investment authorities in Germany. You know, so we’re just, there’s a progression here of just, you know, showing a pathway towards the things that we’ve said on the certainty front and the regulatory front.

David Faber: All right. Well, if it doesn’t work out, Versant is trading at less than four times free cash flow, Gerry. Just, just pointing it out there. You know, to be continued. Certainly appreciate you taking time Gerry, Gerry Cardinale. Thank you.

Cautionary Note Regarding Forward-Looking Statements

This communication contains both historical and forward-looking statements, including statements related to Paramount Skydance Corporation’s (“Paramount”) future financial results and performance, potential achievements, anticipated reporting segments and industry changes and developments. All statements that are not statements of historical fact are, or may be deemed to be, “forward-looking statements”. Similarly, statements that describe Paramount’s objectives, plans or goals are or may be forward-looking statements. These forward-looking statements reflect Paramount’s current expectations concerning future results and events; generally can be identified by the use of statements that include phrases such as “believe,” “expect,” “anticipate,” “intend,” “plan,” “foresee,” “likely,” “will,” “may,” “could,” “estimate” or other similar words or phrases; and involve known and unknown risks, uncertainties and other factors that are difficult to predict and which may cause Paramount’s actual results, performance or achievements to be different from any future results, performance or achievements expressed or implied by these statements. These risks, uncertainties and other factors include, among others:  the outcome of the tender offer by Paramount and Prince Sub Inc. (the “Tender Offer”) to purchase for cash all of the outstanding Series A common stock of Warner Bros. Discovery, Inc. (“WBD”) or any discussions between Paramount and WBD with respect to a possible transaction (including, without limitation, by means of the Tender Offer, the “Potential Transaction”), including the possibility that the Tender Offer will not be successful, that the parties will not agree to pursue a business combination transaction or that the terms of any such transaction will be materially different from those described herein; the conditions to the completion of the Potential Transaction or the previously announced transaction between WBD and Netflix, Inc. (“Netflix”) pursuant to the Agreement and Plan of Merger, dated December 4, 2025 (as it may be amended or supplemented), among Netflix, Nightingale Sub, Inc., WBD and New Topco 25, Inc. (the “Proposed Netflix Transaction”), including the receipt of any required stockholder and regulatory approvals for either transaction, the proposed financing for the Potential Transaction, the indebtedness Paramount expects to incur in connection with the Potential Transaction and the total indebtedness of the combined company; the possibility that Paramount may be unable to achieve expected synergies and operating efficiencies within the expected timeframes or at all and to successfully integrate the operations of WBD with those of Paramount, and the possibility that such integration may be more difficult, time-consuming or costly than expected or that operating costs and business disruption (including, without limitation, disruptions in relationships with employees, customers or suppliers) may be greater than expected in connection with the Potential Transaction; risks related to Paramount’s streaming business; the adverse impact on Paramount’s advertising revenues as a result of changes in consumer behavior, advertising market conditions and deficiencies in audience measurement; risks related to operating in highly competitive and dynamic industries, including cost increases; the unpredictable nature of consumer behavior, as well as evolving technologies and distribution models; risks related to Paramount’s decisions to make investments in new businesses, products, services and technologies, and the evolution of Paramount’s business strategy; the potential for loss of carriage or other reduction in or the impact of negotiations for the distribution of Paramount’s content; damage to Paramount’s reputation or brands; losses due to asset impairment charges for goodwill, intangible assets, FCC licenses and content; liabilities related to discontinued operations and former businesses; increasing scrutiny of, and evolving expectations for, sustainability initiatives; evolving business continuity, cybersecurity, privacy and data protection and similar risks; content infringement; domestic and global political, economic and regulatory factors affecting Paramount’s businesses generally, including tariffs and other changes in trade policies; the inability to hire or retain key employees or secure creative talent; disruptions to Paramount’s operations as a result of labor disputes; the risks and costs associated with the integration of, and Paramount’s ability to integrate, the businesses of Paramount Global and Skydance Media, LLC successfully and to achieve anticipated synergies; volatility in the prices of Paramount’s Class B Common Stock; potential conflicts of interest arising from Paramount’s ownership structure with a controlling stockholder; and other factors described in Paramount’s news releases and filings with the Securities and Exchange Commission (the “SEC”), including but not limited to Paramount’s most recent Annual Report on Form 10-K and Paramount’s reports on Form 10-Q and Form 8-K. There may be additional risks, uncertainties and factors that Paramount does not currently view as material or that are not necessarily known. The forward-looking statements included in this communication are made only as of the date of this report, and Paramount does not undertake any obligation to publicly update any forward-looking statements to reflect subsequent events or circumstances.

Additional Information

This communication does not constitute an offer to buy or a solicitation of an offer to sell securities. This communication relates to a proposal that Paramount has made for an acquisition of WBD, the Tender Offer that Paramount, through Prince Sub Inc., its wholly owned subsidiary, has made to WBD stockholders, and Paramount’s intention to solicit proxies against the Proposed Netflix Transaction and other proposals to be voted on by WBD stockholders at the special meeting of WBD stockholders to be held to approve the Proposed Netflix Transaction (the “Netflix Merger Solicitation”) and/or for use at the WBD annual meeting of stockholders. The Tender Offer is being made pursuant to a tender offer statement on Schedule TO (including the offer to purchase, the letter of transmittal and other related offer documents), filed with the SEC on December 8, 2025. These materials, as may be amended from time to time, contain important information, including the terms and conditions of the offer. Subject to future developments, Paramount (and, if a negotiated transaction is agreed, WBD) may file additional documents with the SEC. This communication is not a substitute for any proxy statement, tender offer statement, or other document Paramount and/or WBD may file with the SEC in connection with the Potential Transaction.

Paramount, Prince Sub Inc. and the other participants in the Netflix Merger Solicitation have filed a preliminary proxy statement and the accompanying BLUE proxy card with the SEC on January 22, 2026 in connection with the Netflix Merger Solicitation (the “Special Meeting Preliminary Proxy Statement”). Paramount expects to file a definitive proxy statement and the accompanying proxy card with the SEC in connection with the Netflix Merger Solicitation and may file other proxy solicitation materials in connection therewith or the annual meeting of WBD stockholders, or other documents with the SEC.

PARAMOUNT STRONGLY ADVISES ALL STOCKHOLDERS OF WBD TO READ THE SPECIAL MEETING PRELIMINARY PROXY STATEMENT AND OTHER PROXY MATERIALS AS THEY BECOME AVAILABLE BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION, INCLUDING INFORMATION RELATED TO THE PARTICIPANTS. SUCH PROXY MATERIALS WILL BE AVAILABLE AT NO CHARGE ON THE SEC’S WEB SITE AT HTTP://WWW.SEC.GOV. IN ADDITION, PARAMOUNT AND THE OTHER PARTICIPANTS IN SUCH PROXY SOLICITATIONS WILL PROVIDE COPIES OF THE APPLICABLE PROXY STATEMENTS WITHOUT CHARGE, WHEN AVAILABLE, UPON REQUEST. REQUESTS FOR SUCH COPIES SHOULD BE DIRECTED TO THE APPLICABLE PROXY SOLICITOR.

Participants in the Solicitation

The participants in the Netflix Merger Solicitation are expected to be Paramount, Prince Sub Inc., certain directors and executive officers of Paramount and Prince Sub Inc., Lawrence Ellison, RedBird Capital Management and The Lawrence J. Ellison Revocable Trust, u/a/d 1/22/88, as amended. Additional information about the participants in the Netflix Merger Solicitation is available in the Special Meeting Preliminary Proxy Statement.